Exhibit 99.1
INOVIO Reports First Quarter 2026 Financial Results and Recent Business Highlights

•Biologics License Application (BLA) for INO-3107 actively being reviewed under the accelerated approval program by the U.S. Food and Drug Administration (FDA) with a target Prescription Drug User Fee Act (PDUFA) date of October 30, 2026
•Commercial readiness plans continue to advance in anticipation of a potential commercial launch for INO-3107 as a treatment for adults with Recurrent Respiratory Papillomatosis (RRP)
•Clinical trial collaboration and supply agreement announced with Akeso Inc. to evaluate INO-5412 in combination with cadonilimab for the potential treatment of glioblastoma (GBM) in a Dana-Farber Cancer Institute-sponsored trial
•Current cash, cash equivalents, and short-term investments anticipated to fund operations into first quarter 2027, beyond the target PDUFA date

PLYMOUTH MEETING, PA – May 13, 2026 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the first quarter ended March 31, 2026 and provided an update on recent company developments.

“We remain focused on advancing INO-3107 toward its target PDUFA date to ensure that every RRP patient has access to therapeutic options that work for them to reduce the need for surgery. We believe there remains a critical unmet need among patients diagnosed with this rare and devastating disease, and that INO-3107 has the potential to become the preferred product by patients and their physicians, if approved, based on clinical results, tolerability data and the simplicity of its patient-centric treatment regimen that does not require additional surgeries during the dosing window,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “While the BLA for INO-3107 is under active review, we continue to advance our commercial readiness plans in anticipation of a 2026 approval, as well as leverage the power of partnerships to advance other promising candidates in our pipeline.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)
INO-3107 is INOVIO’s lead product candidate. It has been developed as a potential treatment for RRP, a rare and debilitating disease of the respiratory tract caused by infection with HPV-6 and/or HPV-11. In December 2025, the FDA accepted for review the company’s BLA for INO-3107 under the accelerated approval program and set a target PDUFA date for October 30, 2026. Since then, the BLA has been under active review by the FDA, including the recent completion of the mid-cycle review meeting. INOVIO is focused on advancing INO-3107 through the regulatory process and working with the FDA as they complete their review of the BLA, including addressing the potential review issue they noted in their file acceptance letter regarding eligibility for review under the accelerated approval program. INOVIO continues to strongly believe that INO-3107 fulfills the criteria for accelerated approval by meeting a significant unmet need and providing a meaningful therapeutic benefit over existing treatments. As a part of communications about the mid-cycle review, the FDA has reiterated their intention to schedule the previously agreed to informal meeting to discuss their preliminary commentary on eligibility for review under the accelerated approval program.

INOVIO continues to engage with the RRP community, including presenting data from our Phase 1/2 trial of INO-3107 at the Combined Otolaryngology Spring Meeting (COSM), the premier educational and technology forum for the specialists who treat RRP. INOVIO will also be presenting at the upcoming American Society of Clinical Oncology (ASCO) Annual Conference.

In anticipation of a potential approval in 2026, INOVIO continues to advance commercial readiness plans, including incorporating key learnings from the launch of a competitor’s recently approved RRP product. INOVIO believes INO-3107 has a positively differentiated product profile. INOVIO plans to commercialize INO-3107 itself in the U.S., with the support of a contract sales organization, and has engaged or identified key commercial partners, including a third-party logistics provider, Agency of Record, specialty distributor, specialty pharmacy, and patient HUB.

INO-5412
In March 2026, INOVIO announced a clinical trial collaboration and supply agreement with Akeso Inc. to evaluate INO-5412 (INO-5401 plus INO-9012 in a single vial) in combination with cadonilimab, Akeso’s first-in-class PD-1/CTLA-4 bispecific antibody, for the potential treatment of glioblastoma (GBM). The combination therapy will be studied as a part of the INdividualized Screening trial of Innovative Glioblastoma Therapy (INSIGhT), a Phase 2 adaptive platform trial sponsored by the Dana-Farber Cancer Institute and conducted by Mass General Brigham Cancer Care Inc. This novel combination builds on INOVIO’s previous promising research in GBM and could potentially benefit patients by providing additional checkpoint inhibition through CTLA-4 binding.

Next-Generation DNA Medicine Candidates
INOVIO presented promising data from our next-generation DNA-Encoded Monoclonal Antibody (DMAb™) and DNA-Encoded Protein (DPROT) programs at several recent scientific conferences. Based on positive preclinical data on Factor VIII production for Hemophilia A, INOVIO is developing additional DPROT indications in the rare disease space, including Fabry disease and Hypophosphatasia (HPP), and is in discussions with potential partners to accelerate development of this promising platform.

General Corporate
INOVIO remains focused on financial discipline, directing resources to advance the INO-3107 program toward a potential 2026 approval and preparing for commercialization. The company strengthened its balance sheet with an underwritten public equity offering in April 2026. Net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $16.0 million.

First Quarter 2026 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2026 decreased to $14.1 million from $16.1 million for the same period in 2025. The decrease was primarily the result of lower employee and consultant compensation, including stock-based compensation, lower engineering outside services related to our device development, and lower expensed inventory, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses decreased to $7.9 million for the three months ended March 31, 2026 from $9.0 million for the same period in 2025.

•Total Operating Expenses: Total operating expenses decreased to $21.9 million for the three months ended March 31, 2026 from $25.1 million for the same period in 2025.

•Net Loss: INOVIO’s net loss for the three months ended March 31, 2026 was $19.7 million, or $0.28 per basic and diluted share, compared to a net loss of $19.7 million, or $0.51 per basic and diluted share, for the three months ended March 31, 2025.

•Cash, Cash Equivalents and Short-term Investments: As of March 31, 2026, cash, cash equivalents and short-term investments were $37.7 million (excluding net proceeds from the April 2026 offering of $16.0 million), compared to $58.5 million as of December 31, 2025.

Cash Guidance
INOVIO estimates that current cash, cash equivalents and short-term investments balances will support operations into the first quarter of 2027, beyond the target PDUFA date for INO-3107. This projection includes the net proceeds of $16.0 million from the public offering in April 2026, as well as an operational net cash burn estimate of approximately $18 million for the second quarter of 2026. These cash runway projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing innovative DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the timing and success of preclinical studies and clinical trials; the ability to obtain and maintain regulatory approval of our product candidates; the FDA's acceptance of our BLA for INO-3107 with a PDUFA target action date set for October 30, 2026; a yet-to-be scheduled meeting with the FDA to discuss eligibility for the accelerated approval program; the potential benefits of INO-3107 and our other potential product candidates, including our belief that INO-3107 has a positively differentiated product profile and the potential to become the preferred product by patients and their physicians, if approved; the clinical collaboration and supply agreement with Akeso Inc. to evaluate INO-5412 in combination with cadonilimab for the potential treatment of GBM in the INSIGhT trial; the scope, progress and expansion of developing and commercializing our product candidates, including the anticipated commercial launch of INO-3107, if approved; our anticipated growth strategies; our ability to establish and maintain development partnerships; our estimated operational net cash burn of approximately $18 million for the second quarter of 2026; and the expected sufficiency of our cash resources into the first quarter of 2027. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,271,650	$44,273,319
Short-term investments	11,409,607	14,239,145
Prepaid expenses and other current assets, including from affiliated entity	1,758,348	2,610,882
Total current assets	39,439,605	61,123,346
Fixed assets, net	2,210,759	2,527,603
Investments in affiliated entity	—	2,103,688
Operating lease right-of-use assets	6,114,303	6,542,923
Other assets	2,012,475	2,012,475
Total assets	$49,777,142	$74,310,035
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,267,415	$11,053,618
Accounts payable and accrued expenses due to affiliated entity	—	74,473
Accrued clinical trial expenses	817,331	650,680
Common stock warrant liabilities	24,929,459	29,067,162
Operating lease liability	2,908,820	2,822,622
Total current liabilities	37,923,025	43,668,555
Operating lease liability, net of current portion	5,786,235	6,545,204
Total liabilities	43,709,260	50,213,759
Stockholders’ equity:
Preferred stock	—	—
Common stock	69,773	68,997
Additional paid-in capital	1,841,482,163	1,839,830,405
Accumulated deficit	(1,834,847,961)	(1,815,165,163)
Accumulated other comprehensive loss	(636,093)	(637,963)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	6,067,882	24,096,276
Total liabilities and stockholders’ equity	$49,777,142	$74,310,035

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Revenue from collaborative arrangement	$—	$65,343
Operating expenses:
Research and development	14,070,107	16,090,902
General and administrative	7,879,886	9,024,970
Total operating expenses	21,949,993	25,115,872
Loss from operations	(21,949,993)	(25,050,529)
Other income (expense):
Interest income	439,593	808,077
Change in fair value of common stock warrant liabilities	4,137,703	3,712,872
(Loss) gain on investment in affiliated entity	(2,103,688)	695,131
Net unrealized gain on available-for-sale equity securities	79,077	140,234
Other expense, net	(285,490)	(482)
Net loss	$(19,682,798)	$(19,694,697)
Net loss per share
Basic and diluted	$(0.28)	$(0.51)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	69,101,910	38,613,653